DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Grant Life Sciences, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

4.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be seven hundred and seventy (770,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

4.02 Common Stock. The total number of authorized shares of Common Stock shall be seven hundred and fifty million (750,000,000) shares with par value of $.001 per share. Each share of Common stock when issued, shall have one (1) vote on all matters presented to the stockholders.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 78,466,300, a majority of the outstanding

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Don Rutherford C.F.O.

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.